As filed with the Securities and Exchange Commission on December 10, 2009

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

McKESSON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3207296
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Post Street

San Francisco, California 94104

(Address, Including Zip Code, of Principal Executive Offices)

McKESSON CORPORATION 2005 STOCK PLAN

(Full Title of the Plan)

Laureen E. Seeger

Executive Vice President and General Counsel

McKesson Corporation

One Post Street

San Francisco, California 94104

(415) 983-8300

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copy to:

John G. Saia

McKesson Corporation

One Post Street

San Francisco, California 94104

(415) 983-8300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share, to be issued under the Company’s 2005 Stock Plan	14,500,000 shares	$61.07	$885,515,000	$49,412

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s common stock on December 8 2009, as reported on the New York Stock Exchange.
(3)	Calculated in accordance with Rule 457(r) under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the $31,340 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-124921) filed by McKesson Corporation on May 13, 2005 is being carried forward in connection with this Registration Statement.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE PURSUANT

TO GENERAL INSTRUCTION E OF FORM S-8

Pursuant to a registration statement on Form S-8 (File No. 333-127877) filed with the Securities and Exchange Commission (the “Commission”) on August 26, 2005, McKesson Corporation, a Delaware corporation (the “Company” or “Registrant”), registered a total of 13,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), reserved for sale pursuant to the Company’s 2005 Stock Plan (as amended, the “2005 Plan”). On July 25, 2007, the Company’s stockholders approved an amendment to the 2005 Plan, pursuant to which the number of shares of Common Stock reserved for sale thereunder was increased by 15,000,000 shares to an aggregate of 28,000,000 shares (the “First Amendment”). As a consequence of the First Amendment, the Company registered an additional 15,000,000 shares pursuant to a registration statement on Form S-8 (File No. 333-147182) filed with the Commission on November 6, 2007. On July 22, 2009, the Company’s stockholders approved a second amendment to the 2005 Plan, pursuant to which the number of shares of Common Stock reserved for sale thereunder was increased by 14,500,000 shares to an aggregate of 42,500,000 shares (the “Second Amendment”). This Registration Statement covers the additional 14,500,000 shares of Common Stock reserved for sale under the 2005 Plan as a consequence of the Second Amendment.

The information required in the Section 10(a) prospectus for the 2005 Plan referenced above is included in the documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8, THIS REGISTRATION STATEMENT ON FORM S-8 INCORPORATES BY REFERENCE THE CONTENTS OF THE REGISTRATION STATEMENTS ON FORM S-8 FILED BY THE COMPANY ON AUGUST 26, 2005 AND NOVEMBER 6, 2007, AS REFERENCED ABOVE (FILED NOS. 333-127877 AND 333-147182), EXCEPT AS AMENDED HEREBY.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed or to be filed by the Registrant with the Commission are incorporated herein by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2009;
(b)	Quarterly Report on Form 10-Q for the period ended June 30, 2009;
(c)	Quarterly Report on Form 10-Q for the period ended September 30, 2009;
(d)	Current Reports on Form 8-K, Dates of Reports: April 22, 2009; May 27, 2009; July 14, 2009;
(e)	The description of the Company’s Common Stock set forth under the caption “Description of Capital Stock” in its registration statement on Form S-3 filed with the Commission on May 13, 2005, File No. 333-124921, together with any amendment or report filed for the purpose of updating such description; and

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offerings made by this Registration Statement is in effect, prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year, shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Registrant’s Exchange Act file number with the Commission is 001-13252.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities offered hereby will be passed upon by Laureen E. Seeger, Executive Vice President and General Counsel of the Registrant. Ms. Seeger owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Company’s Amended and Restated By-laws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the DGCL if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification rights conferred by the Company’s By-laws are not exclusive of any other right to which such person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article VI of the Company’s Amended and Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL, as it now exists or may hereafter be amended, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

As permitted by Section 145 of the DGCL, the Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on July 25, 2007 (Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 001-13252, filed with the Commission on October 31, 2007).

4.2	Amended and Restated By-Laws of the Company, dated as of April 22, 2009 (Exhibit 3.2 to the Company’s Current Report on Form 8-K, Date of Report of April 22, 2009, File No. 001-13252, filed with the Commission on April 28, 2009).

4.3	McKesson Corporation 2005 Stock Plan, as amended and restated effective July 22, 2009 (Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, File No. 001-13252, filed with the Commission on October 27, 2009).

4.4	Forms of (i) Statement of Terms and Conditions applicable to Options, Restricted Stock, Restricted Stock Units and Performance Shares, (ii) Stock Option Grant Notice, and (iii) Restricted Stock Unit Agreement, under the McKesson Corporation 2005 Stock Plan, as amended and restated on July 23, 2008 (Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, File No. 001-13252, filed with the Commission on May 5, 2009).

5.1	Opinion of Laureen E. Seeger, Executive Vice President and General Counsel of the Registrant.

23.1	Consent of Laureen E. Seeger, Executive Vice President and General Counsel of the Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on December 10, 2009.

McKESSON CORPORATION

By:	/S/ LAUREEN E. SEEGER
Laureen E. Seeger
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 10, 2009.

Signature	Title

*	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
John H. Hammergren

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Jeffrey C. Campbell

*	Vice President and Controller (Principal Accounting Officer)
Nigel A. Rees

*	Director
Andy D. Bryant

*	Director
Wayne A. Budd

*	Director
Alton F. Irby III

*	Director
M. Christine Jacobs

*	Director
Marie L. Knowles

*	Director
David. M. Lawrence, M.D.

*	Director
Edward A. Mueller

*	Director
Jane E. Shaw

By:	/S/ LAUREEN E. SEEGER
Laureen E. Seeger
Attorney-in-fact

*	By power-of-attorney

McKESSON CORPORATION

EXHIBITS INDEX

Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on July 25, 2007 (Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 001-13252, filed with the Commission on October 31, 2007).

4.2	Amended and Restated By-Laws of the Company, dated as of April 22, 2009 (Exhibit 3.2 to the Company’s Current Report on Form 8-K, Date of Report of April 22, 2009, File No. 001-13252, filed with the Commission on April 28, 2009).

4.3	McKesson Corporation 2005 Stock Plan, as amended and restated effective July 22, 2009 (Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, File No. 001-13252, filed with the Commission on October 27, 2009).

4.4	Forms of (i) Statement of Terms and Conditions applicable to Options, Restricted Stock, Restricted Stock Units and Performance Shares, (ii) Stock Option Grant Notice, and (iii) Restricted Stock Unit Agreement, under the McKesson Corporation 2005 Stock Plan, as amended and restated on July 23, 2008 (Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, File No. 001-13252, filed with the Commission on May 5, 2009).

5.1	Opinion of Laureen E. Seeger, Executive Vice President and General Counsel of the Registrant.

23.1	Consent of Laureen E. Seeger, Executive Vice President and General Counsel of the Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.